                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                                 Three Months
                                    Ended                                      Years  Ended December 31
                                   March 31         ----------------------------------------------------------------------------
                                     1999             1998             1997             1996             1995             1994
                                   --------         --------         --------         --------         --------         --------
Income Before Taxes                $1,842.8         $8,133.1         $6,462.3         $5,540.8         $4,797.2         $4,415.2

Add:
 One-third of rents                    14.4             56.0             47.0             41.0             28.1             36.0
 Interest expense, net                 57.0            150.6             98.2            103.2             60.3             96.0
 Preferred stock dividends             29.9             62.1             49.6             70.0              2.1               --
                                   --------         --------         --------         --------         --------         --------
  Earnings                         $1,944.1         $8,401.8         $6,657.1         $5,755.0         $4,887.7         $4,547.2
                                   ========         ========         ========         ========         ========         ========

One-third of rents                 $   14.4         $   56.0         $   47.0         $   41.0         $   28.1         $   36.0
Interest expense                       71.4            205.6            129.5            138.6             98.7            124.4
Preferred stock dividends              29.9             62.1             49.6             70.0              2.1               --
                                   --------         --------         --------         --------         --------         --------
  Fixed Charges                    $  115.7         $  323.7         $  226.1         $  249.6         $  128.9         $  160.4
                                   ========         ========         ========         ========         ========         ========

Ratio of Earnings
 to Fixed Charges                        17               26               29               23               38               28
                                   ========         ========         ========         ========         ========         ========


For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.